Exhibit 3.1

CHATHAM LODGING TRUST

ARTICLES SUPPLEMENTARY

Chatham Lodging Trust, a Maryland real estate investment trust (the “Trust”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “SDAT”), that:

FIRST:  Under a power contained in Title 3, Subtitle 8 of the Maryland General Corporation Law (the “MGCL”), by resolutions duly adopted by the Board of Trustees of the Trust (the “Board”) and notwithstanding any other provision in the Trust’s declaration of trust or Bylaws to the contrary, the Trust elects to be subject to Section 3-803 of the MGCL, the repeal of which may be effected only by the means authorized by Section 3-802(b)(3) of the MGCL.

SECOND:  The Trust’s election to be subject to Section 3-803 of the MGCL has been approved by the Board in the manner and by the vote required by law.

THIRD:  The undersigned acknowledges these Articles Supplementary to be the trust act of the Trust and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Trust has caused these Articles Supplementary to be executed in its name and on its behalf by its Chief Executive Officer and President and attested by its Executive Vice President and Chief Financial Officer on this 12th day of November, 2013.

ATTEST:                                                                    CHATHAM LODGING TRUST

  /s/ Dennis M. Craven____________               _/s/ Jeffrey H. Fisher________________
Name: Dennis M. Craven                                                   Name: Jeffrey H. Fisher
Title: Executive Vice President and Chief	Title: Chief Executive Officer and President
Financial Officer